Exhibit 10.3

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into on 11th October, 2011, (the “Effective Date”), by and between DanDrit Biotech A/S, a Danish corporation, with offices at Høffdingsvej 34, 2500 Valby, Denmark (hereinafter referred to as “Client”) and Aptiv Solutions (UK) Ltd, together with its Affiliates, with offices at Hemel One, Boundary Way, Hemel Hempstead, Hertfordshire, HP2 (hereinafter referred to as “Aptiv Solutions”), both hereinafter referred as a “Party” or collectively as the “Parties”.

Aptiv Solutions is engaged in the business of providing services related to the implementation and management of clinical development programs for the pharmaceutical, biotechnology and medical device industries; and

Client desires to engage Aptiv Solutions to perform such services in connection with certain pharmaceutical products under development by or under control of Client;

Therefore, in consideration of the premises and mutual promises and undertakings herein, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.1	DEFINITIONS

a.	Affiliates: With respect to either Party, an Affiliate is any entity that is controlled by, controls, or is under common control with the Party named above.

b.
Amendment: A written specification of changes to a Project Agreement that is agreed to by the Parties and authorized by signature of each Party’s authorized representative(s), in a format substantially similar to Exhibit B attached hereto.

c.	Budget for Services: A component of a Project Agreement that delineates the estimated cost of the Services based upon the Project Specifications.

d.
Institutional Review Board (“IRB”):   Any board, committee, or other group formally designated by an institution to review, to approve the initiation of, and to conduct periodic review of, biomedical research involving human subjects. The primary purpose of such review is to assure the protection of the rights and welfare of human subjects. The term has the same meaning as the phrase institutional review committee, independent ethics committee or ethics committee.

e.
GCP or Good Clinical Practice: The standard defined in the ICH Harmonised Tripartite Guideline For Good Clinical Practice E6(R1) Current Step 4 version dated 10 June 1996 (including the Post Step 4 corrections) together with, for Services performed in the European Union, such other Good Clinical Practice requirements as are specified in Directive 2001/20/EC of the European Parliament and the Council of 4 April 2001 relating to medicinal products for human use and in guidance published by the European Commission pursuant to such Directive; and for Services performed in other jurisdictions, any analogous laws and/or regulations.

f.	Institution: Any public or private entity or agency or medical or dental facility where clinical trials are conducted.

g.
Investigator(s): A person or persons responsible for the conduct of the clinical trial at a Trial Site. If a trial is conducted by a team of individuals at a Trial Site, the Investigator is the responsible leader of the team and may be called the principal investigator.

h.	Milestone: An event associated with a specific date, for which a payment will be due, as set out in the Payment Schedule of any Project Agreement.

i.
Pass-Through Budget: A component of a Project Agreement that outlines the estimated costs of Pass Through Expenses for goods and services incurred by Aptiv Solutions on behalf of Client, in connection with the performance of the Services.

j.	Payment Schedule: A component of a Project Agreement that describes the timing of payments due to be made for Services delivered and Pass Through Expenses incurred.

k.
Aptiv Solutions Project Manager: The Aptiv Solutions representative assigned to lead the Aptiv Solutions project team, act as the principal liaison between Aptiv Solutions and Client, and provide general oversight in the delivery of Services with regard to a specific Project Agreement.

l.
Project Agreement: A written specification of Services to be performed by Aptiv Solutions under this Agreement, including the Project Specifications, Project Schedule, Contact Information, Budget for Services, Pass-Through Budget, and Payment Schedule

m.	Project Schedule: A component of a Project Agreement that outlines the project milestones, estimated timelines and completion date for the Services based upon the Project Specifications.

n.
Project Specifications: A component of a Project Agreement that outlines the specific Services to be provided, assumptions used in preparing the Budget for Services, Pass-Through Budget and Project Schedule, and assignment of project-related responsibilities between the Parties.

o.	Services: The services to be provided by Aptiv Solutions and its Subcontractors (if applicable) under this Agreement as specifically outlined in a Project Agreement or otherwise authorized by Client.

p.	Study: A clinical trial performed at one or more investigative sites under the supervision of one or more Investigator(s) pursuant to a study protocol.

q.
Subcontractor: An individual or company engaged by Aptiv Solutions to conduct some elements of a Project Agreement, including without limitation, clinical laboratories, patient recruitment services, interactive voice recognition systems and other services.

r.	Trial Site(s): The location(s) where trial-related activities are actually conducted.

2.1	SERVICES

Aptiv Solutions, itself or through one of its Affiliates or Subcontractors (if applicable), will perform the Services as specified in this Agreement and any associated Project Agreement(s), in accordance with the terms and conditions of this Agreement. Aptiv Solutions will use reasonable efforts to perform the Services described in any Project Agreement issued hereunder and to meet all obligations and deadlines described in such Project Agreements. The Parties will agree on all Services to be provided and the performance of those Services will be authorized in writing through the execution of a Project Agreement. Aptiv Solutions will not begin work on any Services without an agreement in writing.

Client will have the overall responsibility for the studies at all times and will manage all study related tasks which have not been specifically delegated to Aptiv Solutions as described in each Project Agreement. Client will, at its expense and as applicable, supply the drug for the timely completion of the clinical studies described in each Project Agreement. Client agrees to keep Aptiv Solutions fully informed at all times of relevant information known to Client which might influence the conduct of the study and the provision of Services.

Client acknowledges that Aptiv Solutions will require documents, drug supplies, data, records and cooperation by Client, investigators, and/or third party suppliers in order to properly perform the Services, and that Aptiv Solutions will not be liable for the failure of Client or any third party involved in a Study to supply such information or data to Aptiv Solutions.

All responsibility for the conduct of the study will remain with Client as defined in 21 CFR 312.52 or Directive 2001/20/EC, as applicable.

2.2	Project Agreements

Aptiv Solutions will provide Services as specified in one or more Project Agreements, which will be prepared in a format substantially similar to the Form of Project Agreement, attached hereto as Exhibit A. Each Project Agreement will include detailed information with respect to a specific project, including Project Specifications, Project Schedule, Budget for Services, Pass-Through Budget, and Payment Schedule. Project Agreements will become effective when signed by an authorized representative or representatives of both Parties as directed by the Project Agreements.

2.3	Amendments

Any changes to a Project Agreement, including but not limited to changes to the Project Specifications, Project Schedule, Budget for Services or Pass-Through Budget, will be agreed upon by the Parties and documented in an Amendment to the Project Agreement in a form substantially similar to that attached hereto as Exhibit B. Client agrees that Aptiv Solutions will not perform any out-of-scope work described in an Amendment until it is approved in writing by both Parties.

a.
Unanticipated Changes. Client agrees that some changes in costs associated with clinical research resulting from, for example, changes to Project Specifications resulting from modifications to the study protocol, delays in receipt of study drugs from Client, changes in amounts charged by third party suppliers or poor subject enrollment due to changes in clinical practices, cannot be reasonably anticipated in advance. Upon identification by either Party of changes to the project assumptions or other unanticipated changes to the Project Specifications, the Parties will negotiate in good faith an Amendment to accommodate increases or decreases to the Project Budget, Project Schedule or Payment Schedule that are reasonably associated with any such adjustments. Amendments will be documented in accordance with the terms of this Section 2.2. Such unanticipated changes may include, but are not limited to, any of the following:

i.
delays in receiving from Client technical information or Client’s acceptance of documents submitted by Aptiv Solutions in the performance of its duties under this Agreement or any Project Agreement, or any other delay on the part of Client;

ii.	delay in receipt of regulatory approval from a regulatory agency, IRB or Ethics Committee;
iii.	delay in performance by a Subcontractor not selected by Aptiv Solutions;
iv.	delay in shipment of study drug, clinical samples and/or clinical supplies;
v.	delay due to changes in standard of care imposed by law, regulation or changes in medical practice affecting participating sites;
vi.	delay by reason of force majeure as defined herein;
vii.	Client requested additional services or changes to the Services or protocol;
viii.	delays due to questions received by either Party from regulatory agencies or ethics committees regarding submission materials that relate to characteristics of the study drug or protocol design;
ix.	delays due to any changes in applicable law or regulatory environment; or
x.	changes for any other reason agreed upon in writing by Client.

2.4	Project Staffing

In performing the Services, Aptiv Solutions will assign personnel who are adequately trained, qualified and experienced to conduct the work as specified in a Project Agreement. Client may make reasonable requests for replacement of assigned personnel for cause, such as unsatisfactory performance or interpersonal conflicts. Aptiv Solutions will promptly respond to any such request and make reasonable efforts to correct the situation in order to improve performance, or to provide a replacement, at its own expense, within a mutually agreeable timeframe. Aptiv Solutions will assign personnel at its sole discretion from one or more of its or its Affiliates offices located worldwide, as needed to perform the Services in accordance with the Project Agreement.

a.
Use of Contract Employees. Aptiv Solutions may, at its own discretion, assign some elements of the Services to contract employees. Aptiv Solutions agrees that any contract employees used to perform the Services will be adequately qualified, experienced and trained as required to perform the Services in the same manner as Aptiv Solutions qualifies and trains its own employees. Aptiv Solutions will remain responsible for satisfactory performance of all Services performed by contract employees.

2.5	Use of Subcontractors

Aptiv Solutions may use Subcontractors to conduct some elements of a Project Agreement. For any project Aptiv Solutions will notify Client in advance if it intends to use Subcontractors and will not engage subcontractors not specifically approved by Aptiv Solutions.

a.
Client-Selected Subcontractors. In the event that Client requires Aptiv Solutions to use a specific Subcontractor, Aptiv Solutions will not be responsible for the performance of the Subcontractor, and Client will manage the performance of the Subcontractor and be responsible for any delays or changes to the Project Schedule or Project Budget that result from the performance of the Subcontractor. Aptiv Solutions will notify Client promptly of any performance issues arising out of the use of any such Subcontractors. If Client engages a Subcontractor, but requires that Aptiv Solutions manage or oversee the performance of the Subcontractor, then Client will supply Aptiv Solutions with a copy of the relevant contract with the Subcontractor. If Client requires that Aptiv Solutions contract with the Subcontractor, then Client hereby authorizes Aptiv Solutions to do so as agent on behalf of Client. Client remains responsible for any delays or changes to the Project Schedule or Project Budget that result from the performance of the Client engaged Subcontractor.

b.
Aptiv Solutions-Selected Subcontractors. For Subcontractors selected and contracted directly by Aptiv Solutions, Aptiv Solutions will be responsible for the performance and agrees to manage the performance of the Subcontractor.

2.6	Applicable Standards

The Parties agree that Aptiv Solutions will provide the operational systems, processes and standard operating procedures to be used in performance of the Services unless specified otherwise in the Project Specifications. All Services will be conducted in accordance with GCP and applicable laws and regulations, including but not limited to all relevant personal data protection legislation.

2.7	Client-Provided Systems

In the event that Client requires Aptiv Solutions to use Client’s information systems and associated processes, Client will be responsible for all costs associated with installation and operation of the systems, including costs for hardware and software licenses, and for training of Aptiv Solutions personnel assigned to the project in the use of Client system(s).

3.1	PAYMENT

The Parties agree that the fees and other reimbursements that Aptiv Solutions will receive for performing the Services hereunder will be outlined in each Project Agreement and are subject to the following terms and conditions.

3.2	Compensation for Services
For Services provided, Client will pay Aptiv Solutions in accordance with the terms in this section of the Agreement and each applicable Project Agreement. Each Project Agreement will include a Budget for the Services to be performed by Aptiv Solutions and will include the costs related to the Services to be provided, inclusive of a charge of four percent (4%) for overhead. Aptiv Solutions will not exceed the total cost outlined in the Budget for Services without the prior approval of Client, unless specifically authorized by an Amendment, as set out in Section 2.2 above. Client agrees that the Budget for Services presented in each Project Agreement is an estimate based upon the Project Specifications and Project Schedule.

3.3	Pass-Through Budget

a.
Pass-Through Expenses. Pass Through Expenses, include, but are not limited to investigator fees and grants, central labs, packaging and distribution of medication, printing and distribution of Case Report Forms, Institutional Review Board submission fees, incurred by Aptiv Solutions in the conduct and performance of the Services will be passed on to Client for payment. All such costs will include a five percent (5%) handling fee.

b.
In order to provide funding for Pass Through Expenses, exclusive of investigator grants described below, Client will make an advance payment to Aptiv Solutions of an amount described in the Project Agreement, at such time as shall be delineated in the Project Agreement. Aptiv Solutions will submit to Client monthly invoices for amounts incurred during the relevant billing period. The advance payment will be retained by Aptiv Solutions until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Client pays for only those expenses actually incurred. The advance payment, if any, will then be applied to the final invoice, if unpaid, and any remaining advance payment will be refunded to Client within thirty (30) days from the date of the final reconciliation.

c.
Client will reimburse all travel expenses in accordance with Aptiv Solutions’ applicable Travel and Expense Policy (to be provided upon request), as shown on monthly invoices. Each invoice will include, as necessary, a summary of all Pass Through Expenses.

3.4	Investigator Grants and Reconciliation.

In order to provide for timely payments to Investigators, Client will make an advance payment to Aptiv Solutions of such amounts as are delineated in the Project Agreement. Aptiv Solutions will submit to Client monthly invoices in advance for estimated amounts to be paid to Investigators to be incurred in the upcoming quarter to ensure that adequate funds are available to pay such expenses. Client agrees that Aptiv Solutions will not make payments to Investigators without sufficient funds available. The advance payment will be retained by Aptiv Solutions until the completion of the Services, at which time a reconciliation of expenses will be done to ensure that Client pays for only those expenses actually incurred. The advance payment, if any, will then be applied to the final invoice, if unpaid, and any remaining advance payment will be refunded to Client within thirty (30) days from the date of the final reconciliation.

3.5	Invoices

a.
Invoices for Services and Pass Through Expenses will be submitted in accordance with the Payment Schedule associated with the relevant Project Agreement and will be prepared monthly, or as frequently as necessary. Any final payments specified in the Project Agreement will be invoiced upon completion of the project and delivery to Client of any final study databases, reports or other deliverables as specified in the Project Specifications.

b.	All invoices under this Agreement will be forwarded to the Client representative designated in the relevant Project Agreement.

c.
All payments under this Agreement will be remitted to the Aptiv Solutions Affiliate named in the Project Agreement, to the address and in the manner set forth in the Payment Schedule of the applicable Project Agreement.

3.6	Payment Terms

Client agrees to pay for Services and Pass Through Expenses in accordance with the Payment Schedule outlined in each Project Agreement or associated Amendment. Client will pay for all Services, Pass Through Expenses and other correctly invoiced items within thirty (30) days of receipt of invoice. All payments will be made in the currency noted in the Payment Schedule of the Project Agreement. All fees for Services and Pass Through Expenses are exclusive of VAT (including non-refundable VAT), local taxes, charges or remittance fees, which Client will pay when applicable. Aptiv Solutions reserves the right to charge interest against any unpaid overdue balance at the rate of one percent (1.0%) per month, except against amounts reasonably withheld by Client due to Aptiv Solutions’ failure to provide Services in accordance with the applicable Project Agreement.

3.7	Exchange Rate Fluctuation

The parties acknowledge that some projects may be executed in more than one country, and that the currencies used by those countries may vary, and may fluctuate in value during the term of this Agreement. Any such Project Agreements will contain a notation of the Base Exchange Rate for all currencies other than US Dollars in which costs for Services will be incurred. If at any time during the term of a Project Agreement the Base Exchange Rate for Services specified in a foreign currency has fluctuated more than 3%, plus or minus, Aptiv Solutions will calculate a foreign currency exchange adjustment for those Services.

The adjustment will be calculated by comparing the Base Exchange Rate with the Wall Street Journal foreign currency exchange spot rate on the last business Friday before each invoice is issued. Any resulting decrease in costs will be credited to Client and any resulting increase in costs will be invoiced to Client. Aptiv Solutions reserves the right to charge a handling fee of up to five percent (5%) of the Pass Through Expenses. In the event Aptiv Solutions incurs a pass through cost in a currency other than U.S. Dollars, the Parties shall determine the amount payable based on the relevant conversion rate as reported on Oanda.com on the invoice date.

3.8	Long Term Studies

In cases where the project duration exceeds twelve (12) months, Aptiv Solutions reserves the right on each anniversary of a project’s starting point to increase its applicable fees by up to five percent (5%) to reflect the changes in the salaries paid to its employees and other cost increases. This potential increase shall be applied to all invoices and subsequent payments occurring after the notice of the increase.

4.1	TERM AND TERMINATION

4.2	Term

Unless earlier terminated according to Section 4.2, 4.3, or 4.4 below, this Agreement will remain in effect for an initial term of two (2) years from the Effective Date, and thereafter will renew automatically unless either Party notifies the other Party of termination of the Agreement no later than sixty (60) days prior to renewal hereof. In the event of non-renewal by either Party, the term of this Agreement applicable under any outstanding Project Agreement will continue until completion of the Services described in such Project Agreement or termination of the Project Agreement.

4.3	Termination without Cause

The Client may terminate the Agreement or any Project Agreement issued hereunder for any reason upon sixty (60) days written notice to Aptiv Solutions. Should Client terminate this Agreement or a Project Agreement without cause, the termination process and associated fees will be as follows:

a.
Client and Aptiv Solutions will meet within thirty (30) days of Aptiv Solutions’ receipt of such termination notice to develop a plan for (a) closing down administration of this Agreement or (b) closing down the Study which is the subject of the terminated Project Agreement, which will include transferring any remaining tasks or other responsibilities to Client or its designee.

b.
Client will pay to Aptiv Solutions the actual costs incurred in providing the Services and the Pass Through Expenses incurred in the performance of the terminated Project Agreement, as well as the actual costs and the pass- through expenses incurred in the course of winding down or closing out the terminated Project Agreement.

4.4	Termination by Client for Cause

Failure of Aptiv Solutions to comply with any of the material terms or conditions of this Agreement or any Project Agreement will entitle Client to give written notice of default to ensure receipt by Aptiv Solutions. If Aptiv Solutions does not cure the default within a reasonable period set by Client in the notice and no shorter than sixty (60) days of receipt of notice (or for such reasonable amount of time thereafter, if the default is clearly curable but not susceptible of cure within the period reasonably set by Client sixty (60) days, this Agreement may be terminated by Client. Client will pay Aptiv Solutions for all Services properly rendered and Pass Through Expenses incurred. As soon as practicable following receipt of notice of termination under this Section 4.3, Aptiv Solutions will submit an itemized accounting of Pass Through Expenses and costs incurred, costs anticipated, and payments received in order to determine a balance to be paid by either Party to the other. Such balance will be paid by Client within thirty (30) days of completion of work.

4.5	Termination by Aptiv Solutions for Cause

Failure of Client to comply with any of the material terms or conditions of this Agreement or to respond to Aptiv Solutions’ inquiries or requests for information will entitle Aptiv Solutions to give written notice of default via certified/return receipt mail or overnight courier to ensure receipt by Client. If Client does not cure the default within sixty (60) days of receipt of notice (or for such reasonable amount of time thereafter, if the default is not susceptible of cure within sixty (60) days, this Agreement may be terminated by Aptiv Solutions, which will cease performance of Services. The cessation of Services in accordance with this Section will not be a default of performance obligations by Aptiv Solutions, nor will it be a breach of this Agreement or any Project Agreement. Client will pay to Aptiv Solutions all amounts due and owing for Services performed, Pass Through Expenses incurred, costs associated with winding up activities, as well as any late fees which may be due, pursuant to Section 3.5 above.

If in the reasonable assessment of Aptiv Solutions, its continued performance of the Services contemplated by this Agreement or any Project Agreement could constitute a potential or actual violation of legal, regulatory, ethical or scientific standards, then Aptiv Solutions may terminate this Agreement or any Project Agreement by giving written notice stating the effective date (which may not be less than sixty [60] days from the notice date) of such termination. The parties shall use all reasonable efforts to rectify the alleged violation prior to the end of the sixty (60) day notice period.

4.6	Termination for Other Reasons

Either Party may terminate this Agreement and all Project Agreements hereunder, effective immediately upon written notice to the other Party, if the other Party: (i) files a voluntary petition in bankruptcy or has an involuntary bankruptcy petition filed against it, which is not dismissed within thirty (30) days after its institution, (ii) is adjudged as bankrupt, (iii) becomes insolvent, (iv) has a receiver, trustee, conservator or liquidator appointed for all or a substantial part of its assets, (v) ceases to do business, (vi) commences any dissolution, liquidation or winding up, or (vii) makes an assignment of its assets for the benefit of its creditors.

4.7	Survival

Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition, the Sections on Payment, Term and Termination, Representations and Warranties, Debarment Certification, Disposition of Computer Files and Study Materials, Ownership and Confidentiality, Indemnification, and Employees as well as any other sections which by their nature should survive, will survive expiration or termination of this Agreement indefinitely, or for the period of time noted in the specific clause.

5.1	REPRESENTATIONS AND WARRANTIES

5.2	Acknowledgments

Client acknowledges and agrees that the results of the Services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Aptiv Solutions that the drug, compound, device or other material which is the subject of research covered by this Agreement or any Project Agreement issued hereunder can, either during the term of this Agreement or thereafter, will be successfully developed or, if so developed, will receive the required approval by any regulatory authority.

5.3	Mutual Representations

Each of the Parties represents, warrants and covenants to the other that: (a) it is a corporation duly incorporated, validly existing and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement; (d) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; (e) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for it to perform its obligations under this Agreement; and (f) it will not enter into any other agreements which would interfere or prevent performance of the obligations described herein.

5.4	Representations and Warranties of Client

a.
Client represents and warrants that it has the right, title and interest in the drug, compound, device or other material which is the subject of research covered by this Agreement or any Project Agreement (whether such right, title and interest is held solely by Client or jointly with others) and that it has the legal right, authority and power to enter into this Agreement, and to perform any clinical trial which is the subject of a Project Agreement issued hereunder.

b.	Client further represents and warrants that the services required of Aptiv Solutions hereunder will not violate the rights of any third party including but not limited to intellectual property rights.

c.
If Client requires Aptiv Solutions to use MedDRA to code, analyze or report data for a Study, Client represents and warrants that it has a current and valid license agreement with the Maintenance and Support Services Organization (“MSSO”) to use MedDRA. Furthermore, if Aptiv Solutions is required to use WHO Drug, WHO Herbal or WHO ART for coding of data, Client warrants and represents that it has a current and valid license agreement with The Uppsala Monitoring Centre for the dictionaries which Aptiv Solutions will be required to use. If Client does not currently have such licenses, it represents and warrants that such licenses will be in place prior to the delivery of data by Aptiv Solutions which is coded using these dictionaries. Aptiv Solutions will not be liable to Client for use of data coded without proper licensing, and Client will hold Aptiv Solutions harmless in these occasions.

5.5	Representations and Warranties of Aptiv Solutions

a.	Aptiv Solutions represents and warrants that the personnel assigned to perform Services rendered under this Agreement will be capable professionally.

b.
Aptiv Solutions further represents and warrants that it will make available to Client or to the responsible regulatory authority relevant records, programs, and data as may be reasonably requested by Client for purposes related to filing and prosecution of Client’s related new drug applications; provided such request is consistent with all applicable laws that protect confidentiality of personal data.

c.
Aptiv Solutions’ sole obligation for material breach of a representation and warranty set out in this Section will be to correct or replace that portion of the Services that fails to materially conform thereto.

5.6	No Other Warranties

The parties’ warranties and representations contained in this Agreement are in lieu of all other warranties expressed or implied.

6.1	DEBARMENT CERTIFICATION

a.
Aptiv Solutions certifies that it has not been debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335a(a) or (b) or any equivalent local law or regulation. In the event that Aptiv Solutions becomes debarred, Aptiv Solutions agrees to notify Client immediately.

b.
Aptiv Solutions certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C §335a (a) or (b) or any equivalent local law or regulation. In the event that Aptiv Solutions becomes aware of or receives notice of the debarment of any individual, corporation, partnership, or association providing services to Aptiv Solutions, which relate to the Services being provided under this Agreement, Aptiv Solutions agrees to notify Client immediately.

7.1	AUDIT AND INSPECTIONS

7.2	Audit by Client

During the term of this Agreement, Aptiv Solutions will permit representatives of Client who are not competitors of Aptiv Solutions to examine, at a reasonable time during normal business hours and subject to at least ten (10) business days prior written notice to Aptiv Solutions: (i) the facilities where the Services are being, will be or have been conducted; (ii) related study documentation; and (iii) any other relevant information necessary for Client to confirm that the Services are being or will be or have been conducted in conformance with applicable standard operating procedures, the specific Project Agreements, this Agreement and in compliance with applicable laws and regulations. Aptiv Solutions will provide copies of any materials reasonably requested by Client during such audit. Client shall be responsible for all costs and expenses related to Aptiv Solutions’ obligation hereunder if not otherwise included in the Project Agreement or Change Order.

7.3	Inspection by Regulatory Authorities

During the term of this Agreement, each Party will permit regulatory authorities to examine, (i) the facilities where the Services are being conducted; (ii) study documentation; and (iii) any other relevant information, including information that may be designated by one or both of the Parties as confidential, reasonably necessary for regulatory authorities to confirm that the Services are being conducted in compliance with applicable laws and regulations. Each Party will immediately notify the other if any regulatory authority schedules, or without scheduling, begins an inspection that relates to the Services or the Parties’ respective obligations hereunder.

Aptiv Solutions shall provide Client with a copy of any inspection report related to the Services pursuant to this Agreement. Aptiv Solutions will, as soon as possible, implement all modifications that prove necessary subsequent to the findings of the audits made by or on behalf of Client. Client shall be responsible for all costs and expenses related to Aptiv Solutions’ obligation hereunder if not otherwise included in the Project Agreement or Change Order.

7.4	Audit of Trial Site(s) by Aptiv Solutions

In connection with Aptiv Solutions’ provision of Services as specified in this Agreement and any associated Project Agreement, Aptiv Solutions may conduct monitoring visits and/or audits of Trial Sites. Based on Aptiv Solutions’ observations during such Trial Site visits and audits, Aptiv Solutions may decide: i) that enrollment should be suspended at the Trial Site; ii) that a Trial Site’s non-compliance needs to be reported to Client and/or regulatory authorities; and/or (iii) Trial Site’s participation in a Study needs to be terminated. Upon such a determination, Aptiv Solutions will present to Client a basis for its decision. If Client disagrees with the basis for Aptiv Solutions’ decision, Aptiv Solutions will assign its contract with the Trial Site to Client and Client agrees to accept such assignment and to be responsible for all contractual duties and obligations to the Trial Site.

8.0	DISPOSITION OF COMPUTER FILES AND STUDY MATERIALS

Aptiv Solutions will take reasonable and customary precautions, including periodic backup of computer files, to prevent the loss or alteration of Client’s study data, documentation, and correspondence. Upon termination of this Agreement, Aptiv Solutions will dispose of Client computer-stored files and study materials according to Aptiv Solutions’ internal standard operating procedures. Client may communicate any special request for the disposition of materials in writing to Aptiv Solutions. Client will bear all costs incurred by Aptiv Solutions in complying with any such written instructions furnished by Client. Aptiv Solutions will provide a written estimate to Client, and Client will provide written approval, of all such costs prior to any action by Aptiv Solutions.

9.0	OWNERSHIP OF DATA AND INTELLECTUAL PROPERTY

All data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer database or computer readable form) generated by Aptiv Solutions in the course of conducting the Services (the “Data”) and related to the Services will be Client’s property. Any copyrightable work created in connection with performance of the Services and contained in the Data will be considered work made for hire, whether published or unpublished, and all rights therein will be the property of Client as employer, author and owner of copyright in such work.

Aptiv Solutions understands and agrees that the underlying rights to the intellectual property and materials that are the subject of each Project Agreement, including, without limitation, all intellectual property rights in Client’s drug candidates or products, are owned solely by Client.

Neither Aptiv Solutions, its Affiliates nor any of their respective Subcontractors will acquire any rights of any kind whatsoever with respect to Client’s drug candidates or products as a result of conducting Services hereunder. All rights to any know-how, trade secrets, developments, discoveries, inventions or improvements (whether or not patentable) conceived or reduced to practice in the performance of work conducted under this Agreement by Aptiv Solutions’ or its Affiliates’ employees, or independent contractors, either solely or jointly with employees, agents, consultants or other representatives of Client (the “Intellectual Property”), will be owned solely by Client. Aptiv Solutions, its Affiliates and their respective employees and Subcontractors will sign and deliver to Client all writings and do all such things as may be necessary or appropriate to vest in Client all right, title and interest in and to such Intellectual Property. Aptiv Solutions will promptly disclose to Client any such Intellectual Property arising under this Agreement. Client may, in its sole discretion, file and prosecute in its name and at its expense, patent applications on any patentable inventions within the Intellectual Property. Upon the request of Client, and at the sole expense of Client, Aptiv Solutions will execute and deliver any and all instruments necessary to transfer its ownership of such patent applications to Client and to enable Client to file and prosecute such patent applications in any country.

Notwithstanding the foregoing, Client agrees that Aptiv Solutions possesses or may in the future possess analytical methods, computer technical expertise and software, which have been independently developed by Aptiv Solutions and which will remain the sole and exclusive property of Aptiv Solutions, except to the extent that improvements or modifications include, incorporate or are based upon Client’s information. Improvements or enhancements made to Aptiv Solutions’ processes or methods which are independently developed incidental to the provision of Services hereunder will remain the sole property of Aptiv Solutions. Client may use this information of Aptiv Solutions free of charge for interpretation purposes or regulatory authorities’ purposes or for any purposes required for the achievement of the scope and objectives of a Project Agreement. Any improvement on information of Client will remain the sole property of Client.

10.1	CONFIDENTIAL INFORMATION

10.2	Client Confidential Information

a.
Client may disclose confidential information to Aptiv Solutions during the course of this Agreement. All information provided by or on behalf of Client or data collected by Aptiv Solutions during the performance of the Services is deemed to be the confidential information of Client and is hereinafter referred to as “Client Information”. Aptiv Solutions will not disclose Client Information to any person other than its Affiliates and its and their respective employees, agents, Investigators, Trial Sites and independent contractors involved in the Services or use any such information for any purpose other than the performance of Services without the prior written consent of Client, except that Aptiv Solutions may share Client Information with Client’s Affiliates, if requested.

b.
Aptiv Solutions will ensure that it and its Affiliates’ employees, agents, Investigators, Trial Sites and independent contractors involved in the Services will comply with terms substantively similar to the confidentiality provisions of this Agreement. Aptiv Solutions will disclose the Client Information only to those of Aptiv Solutions’ of Client’s Affiliates, and their employees, agents, Investigators, Trial Sites and independent contractors who reasonably need to know the Client Information for the purposes of carrying out a Project Agreement.

c.	Aptiv Solutions will exercise due care to prevent the unauthorized disclosure and use of Client Information associated with the Services.

d.	This confidentiality, nondisclosure and nonuse provision will not apply to Client Information that Aptiv Solutions can demonstrate by competent evidence:

i.
was known by Aptiv Solutions before initiation of the Services or which is independently discovered, after the initiation of the Services, without the aid, application or use of Client Information, as evidenced by written records;

ii.	was in the public domain at the initiation of the Services or subsequently became publicly available through no fault or action of Aptiv Solutions; or

iii.	was disclosed to Aptiv Solutions on a non-confidential basis by a third party authorized to disclose it.

e.
In no event will either Party be prohibited from disclosing confidential information of the other Party to the extent required by law to be disclosed, provided that the disclosing Party provides the non-disclosing Party with written notice thereof, prior to disclosure, to the extent reasonably practicable, discloses only what is required to be disclosed by law or regulation, and, at the non-disclosing Party’s request and expense, cooperates with the non- disclosing Party’s efforts to obtain a protective order or other confidential treatment of the confidential information required to be disclosed.

10.3	Aptiv Solutions Confidential Information

Client agrees that all business processes, contract terms, prices, procedures, policies, methodologies, systems, computer programs, software, applications, databases, proposals and other documentation generally used by Aptiv Solutions and not developed solely for Client are the exclusive proprietary and confidential property of Aptiv Solutions (hereinafter “Aptiv Solutions Information”). Client agrees that all Aptiv Solutions Information, along with any improvement, alteration or enhancement made thereto during the course of the Services, will be the exclusive proprietary and confidential property of Aptiv Solutions, and will be subject to the same degree of protection as is required of Aptiv Solutions to protect Client Information.

10.4	Return or Destruction of Information

At the conclusion of a Study, Aptiv Solutions will deliver to Client all Client Information in its possession unless Client directs otherwise. Upon the written request of the Client, Aptiv Solutions shall either destroy or return to the Client the Client Information. Provided, however, that Aptiv Solutions shall be entitled to retain in confidence under this Agreement, including without limitation: (i) one (1) archived copy of Client Information and all materials created by Aptiv Solutions and containing Client Information, including without limitation notes and memoranda, solely for the purpose of administering Aptiv Solutions’ obligations under this Agreement; and (ii) Client Information contained in Aptiv Solutions’ electronic back-up files that are created in the normal course of business pursuant to Aptiv Solutions’ standard protocol for preserving its electronic records.

10.5	Data Protection

To the extent applicable, Client and Aptiv Solutions will comply with all applicable national and international laws, regulations and guidelines relating to protection of the personal information of study subjects, including the European Commission Directive 95/46/IC as it relates to the protection of the personal information of EU/EEA study subjects, and the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

11.0	PUBLICITY

Client may use, refer to and disseminate reprints of scientific, medical and other published articles which disclose the name of Aptiv Solutions consistent with applicable international copyright laws, provided such use does not constitute an endorsement of any commercial product or service by Aptiv Solutions. Neither Party will disclose publicly or utilize in any advertising or promotional materials or media the existence of this Agreement or its association with the other except to the party’s Affiliates, or use of the other Party’s name or the name of any of the other Party’s Affiliates, divisions, subsidiaries, products or investigations without the prior written permission of the other Party, provided however, that Aptiv Solutions may use the name of Client in its list of customers and may use Client’s logo or trademarks on proposals and presentation specifically prepared for Client. Further, either Party may make such public disclosures as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations.

12.1	INDEMNIFICATION

12.2	Client’s Agreement

a.
Client will indemnify, defend and hold harmless Aptiv Solutions, its Affiliates, and their officers, directors, agents, employees, and independent contractors approved by Client (each an “Indemnitee”) against any claim, suit, action, proceeding, arbitration or investigation, pending or threatened by a third party (each a “Claim”) against Indemnitees based on, relating to or in connection with the Services and other work conducted under this Agreement, including but not limited to court costs, legal fees, awards or settlements. Aptiv Solutions will promptly notify Client upon receipt of notice of any Claim (provided that the failure to give such notice will not relieve Client of its obligations under this Section except to the extent, if at all, it is prejudiced thereby) and will permit Client’s attorneys and personnel, at Client’s discretion and cost, to handle and control the defense of any such Claim. In the event that representation of Aptiv Solutions and Client by the same counsel is a conflict of interest for such counsel, Aptiv Solutions may select its own independent counsel, at Client’s expense, without relieving Client of its obligations under this Section.

b.
Under no circumstances, however, will Client accept liability, settle or otherwise compromise any Claims without prior written consent of Aptiv Solutions. Aptiv Solutions will fully cooperate and aid in any such defense.

c.	Client will not indemnify, defend, or hold harmless Aptiv Solutions against any Claim to the extent that such Claim arose as a result of Aptiv Solutions’ negligence, recklessness, intentional misconduct or material breach of this Agreement or any Project Agreement hereunder. Under such circumstances Aptiv Solutions will repay to Client all reasonable defense costs incurred by Client on its behalf.

12.3	Aptiv Solutions’ Agreement

a.
Aptiv Solutions will indemnify, defend and hold harmless Client and its employees, officers, and directors against any and all Claims including but not limited to reasonable to court costs, legal fees, awards or settlements based on a personal injury resulting from Aptiv Solutions’ negligence, intentional misconduct, or material breach of this Agreement or any Project Agreement hereunder. Client will promptly notify Aptiv Solutions upon receipt of notice of any Claim for which it intends to seek indemnification hereunder, provided that the failure to give such notice will not relieve Aptiv Solutions of its obligations under this Section except to the extent, if at all, it is prejudiced thereby. Client will permit Aptiv Solutions’ attorneys and personnel, at Aptiv Solutions’ discretion and cost, to handle and control the defense of any such Claim. In the event that representation of Client and Aptiv Solutions by the same counsel is a conflict of interest for such counsel, Client may select its own independent counsel, at Aptiv Solutions’ expense, without relieving Aptiv Solutions of its obligations under this Section.

b.
Under no circumstances, however, will Aptiv Solutions accept liability, settle or otherwise compromise any claims subject to indemnification under this Section without prior written consent of Client. Client will fully cooperate and aid in any such defense.

c.
Aptiv Solutions does not agree, and will have no obligation to indemnify, defend or hold harmless Client against any claim to the extent that such claim arose as a result of Client’s negligence, recklessness, intentional misconduct or material breach of this Agreement or any Project Agreement hereunder. Under such circumstances Client will repay to Aptiv Solutions all reasonable defense costs incurred by Aptiv Solutions on its behalf.

12.4	Limits of Liability

Aptiv Solutions’ liability for direct damages hereunder will not exceed the total fees payable by Client to Aptiv Solutions under the applicable Project Agreement. In no event will Aptiv Solutions be liable to Client for any indirect, incidental, special, or consequential damages or lost profits arising out of or related to its provision of Services to Client, even if Aptiv Solutions has been advised of the possibility of such damages, except to the extent that such damages result from the gross negligence, recklessness or intentional misconduct of Aptiv Solutions, its employees, independent contractors or agents.

Notwithstanding anything to the contrary in this Agreement or in any Project Agreement, the Parties agree that Aptiv Solutions shall not be liable for: (1) the lack of efficacy or complications associated with any product under study outside of Aptiv Solutions control, or (2) the act of any principal investigator, sub-investigator, clinical research associate, nurse, nurse-practitioner, pharmacist, or any other employee or consultant licensed to practice medicine or employed by or under agreement with any hospital, clinic, nursing service, site management organization, or other entity which is contracted to be a Trial Site for any study conducted pursuant to this Agreement, even if Aptiv Solutions shall pay, compensate, select, train, contract with or otherwise interact with any of the foregoing.

12.5	Insurance

DanDrit agrees to maintain at all times during the lifetime of this agreement a valid product liability insurance and general liability insurance as described in Dandritt’s current insurance policy, attached hereto as Appendix C..

13.0	INDEPENDENT CONTRACTOR RELATIONSHIP

Aptiv Solutions and Client are independent contractors. Nothing in this Agreement will be construed to create the relationship of partners, joint venturers, or employer and employee between Aptiv Solutions and Client or Aptiv Solutions’ employees. Neither Party, nor its employees, or independent contractors will have authority to act on behalf of or bind the other Party in any manner whatsoever unless otherwise authorized in this Agreement or a specific Project Agreement or in a separate writing signed by both Parties.

14.0	EMPLOYEES

Neither Party, during the term of this Agreement and for twelve months thereafter, will, without the prior written consent of the other Party, directly or indirectly solicit for employment or contract, attempt to employ or contract with or assist any other entity in employing, contracting with or soliciting for employment or contract any employee or executive who is at that time employed/contracted by the other Party and who had been employed/contracted by the other Party in connection with one or more Project Agreements issued hereunder. Provided, however, that the foregoing provision will not prevent either Party from conducting solicitation via a general advertisement for employment that is not specifically directed to any such employee or from employing any such person who responds to such solicitation.

15.0	NOTICES

Except as otherwise provided, all communications and notices required under this Agreement will be mailed by first class mail or sent via nationally recognized overnight courier to the addresses set forth below, or to such other addresses as the Parties from time to time specify in writing.

If to Aptiv Solutions:	If to Client:

Aptiv Solutions (UK) Ltd Hemel One,	Dr. Eric Leire, CEO
Boundary Way, Hemel Hempstead,	DanDrit Biotech A/S
Hertfordshire, HP2 7YU, UK	Høffdingsvej 34
2500 Valby Denmark
Attention: Chief Executive Officer Copy
to: VP, Legal Affairs

16.0	FORCE MAJEURE

If the performance of this Agreement by Aptiv Solutions or Client is prevented, restricted, interfered with or delayed (either totally or in part) by reason of any cause beyond the control of the Parties (including, but not limited to, acts of God, flood, sabotage, explosion, disease, weather, war, insurrection, terrorism, civil strike, failures to obtain requested governmental visas, work permits or other authorizations, governmental laws and regulations imposed after the fact, power failures, riots or extensive power failure), the Party so affected will, upon giving notice to the other Party as soon as is practical, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party will use reasonable efforts to avoid or remove such causes of non-performance and will continue performance whenever such causes are removed. In the event such failure continues for a period of sixty (60) days or more, either Aptiv Solutions or Client may terminate the applicable Work Order by giving written notice thereof to the other Party

17.0	GOVERNING LAW

This Agreement will be governed in all respects by the general principle of international commercial law (“Lex mercantoria”), and only if a solution cannot be found in such general accepted principles the laws of England shall apply.

18.0	SEVERABILITY

If any of the provisions or a portion of any provision of this Agreement is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions will not be affected thereby.

19.0	ASSIGNMENT

Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, that either Party may assign this Agreement without consent to a successor in interest to substantially all of the business of that Party to which the subject matter of this Agreement relates upon delivery to the other Party of notice of such assignment.

20.0	WAIVER

No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances will be deemed to be construed as a further or continuing waiver of such term, provision or condition or of any other term, provision or condition of this Agreement.

21.0	ENTIRE AGREEMENT

This Agreement, including all Exhibits, Project Agreements, and associated Amendments hereto contains the full understanding of the Parties with respect to the Services and supersedes all existing Agreements and all other oral, written or other communications between the Parties concerning the subject matter hereof. This Agreement will not be modified in any way except in writing and signed by a duly authorized representative of Client and an authorized officer of Aptiv Solutions.

22.0	ENGLISH LANGUAGE

The Parties hereto confirm that this Agreement as well as any other documents relating hereto, including notices, have been and shall be drawn up in the English language.

23.0	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. To the extent that counterparts are in a language other than English, the English language version shall control.

24.0	ARBITRATION

In the event a dispute relating to this Agreement or any Project Agreement arises between the Parties, the Parties will use all reasonable efforts to resolve the dispute through direct discussions for a period of thirty (30) business days. The senior management of each Party is committed to respond to any such dispute. Subsequent to such thirty-day period either Party may resort to binding arbitration procedures under the rules of the London Court of International Arbitration (LCIA) The Unless otherwise agreed between the parties the arbitration will be conducted in London, England,

25.1	AMBIGUITIES

Each party has participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

The undersigned have executed this Agreement as of the day and year noted below.

APTIV SOLUTIONS (UK) Ltd	DanDrit Biotech A/S

/s/ Gene Resnick, MD	/s/ Dr. Eric Leire
Authorized Signature	Authorized Signature

Executive Vice President
& Chief Medical Officer	CEO
Title	Title

October 11, 2011	October 11, 2011
Date	Date

   LIST OF EXHIBITS

Exhibit A:	Form of Project Agreement
Exhibit B:	Form of Amendment
Exhibit C:	Certificate of Insurance provided by Client

EXHIBIT A:

FORM OF PROJECT AGREEMENT

Project Agreement Number:

Client Project Number:

This Project Agreement is made and entered into on <Month> <Day>, <Year>, the Effective Date, by and between <Client>, a corporation of ______________ with offices at <Location> (hereinafter referred to as “Client”) and Aptiv Solutions (UK) Ltd, together with its Affiliates, with offices having its place of business at Hemel One, Boundary Way, Hemel Hempstead, Hertfordshire, HP2 7YU, UK (hereinafter referred to as “Aptiv Solutions”).

WHEREAS, Client and Aptiv Solutions have entered into that certain Master Services Agreement for dated the <day> of <month>, 201_ (hereinafter referred to as the “Agreement”); and

WHEREAS, pursuant to the Agreement, Aptiv Solutions has agreed to perform certain Services in accordance with Project Agreements from time to time entered into by the Parties, as more fully provided in Section 2 of the Agreement, and Client and Aptiv Solutions now desire to enter into such a Project Agreement.

WHEREAS, Aptiv Solutions and Client desire that Aptiv Solutions provide certain Services with respect to a  ___________________, (the “Study”) for the study of the drug <device>_________________________(“Study Drug”) as set out in the Protocol titled:  _____________, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.      Project Specifications.   Aptiv Solutions will perform the services described in the Project Specifications, attached hereto as Appendix A, in accordance with the Project Schedule, attached hereto as Appendix B and any other documents attached to this Project Agreement (“Services”).

2.      Compensation. For performance of these Services, Client will pay to Aptiv Solutions the amounts described in the Budget for Services and Pass-Through Budget set forth in Appendix C, which amounts will be payable pursuant to the Payment Schedule set forth in Appendix D.

2.1.         A payment plan inclusive of a down payment element of twenty percent (20%) of the total budget estimate, inclusive of Pass Through Expenses will be included in the Payment Schedule. The down payment is considered as an advance payment and shall be taken into account with the final payment(s) upon completion of the Services.

2.2.         Down payment invoices are due immediately upon signature of this Project Agreement. All payments are to be made in accordance with the Agreement and due within thirty (30) days of invoice date.

3.      Designated Contact Person.  The Aptiv Solutions Project Manager <or other designation for this project> who will oversee the Services in accordance with the Master Agreement, is:

Dr. Stefan.Kuptz
Sr Dir, EU Operational Excellence
Robert-Perthel-Str. 77a - 50739
Cologne
Germany
Tel: +49 6222 3045640
Cell: +49 173 3451902
Stefan.Kuptz@aptivsolutions.com

4.      Term and Termination. The term of this Project Agreement will commence upon its execution by Aptiv Solutions and Client and will continue until completion of the Services described in Appendix A, provided, however, that either Party may terminate this Project Agreement in accordance with Section 4, Term and Termination, of the Agreement.

5.      Incorporation by Reference; Conflict. The provisions of the Agreement are hereby expressly incorporated by reference into and made a part of this Project Agreement. In the event of a conflict between the terms and conditions of this Project Agreement and those of the Agreement, the terms of the Agreement will take precedence and control; provided however, in event of conflicts between the Project Agreement and the Agreement, Sections 3.0 Payment,
4.1 Term and Termination, the Project Agreement shall control.

IN WITNESS WHEREOF, the parties have hereunto signed this Project Agreement effective as of the day and year first written above.

APTIV SOLUTIONS (UK) Ltd	DanDrit Biotech A/S

Authorized Signature	Authorized Signature

Title	Title

Date	Date

List of Appendices

Appendix A:	Project Specifications
Appendix B:	Project Schedule
Appendix C:	Budget for Services and Pass-Through Budget
Appendix D:	Payment Schedule

EXHIBIT B

FORM OF AMENDMENT

 AMENDMENT #

Agreement No                                   , Protocol #

THIS AMENDMENT #_ (“Amendment #_”), dated <Month> <Day>, <Year> (the “Effective Date”), is by and between <Client>, a corporation of                              with offices at <Location> (hereinafter referred to as “Client”) and Aptiv Solutions (UK) Ltd, together with its Affiliates, with offices at Hemel One, Boundary Way, Hemel Hempstead, Hertfordshire, HP2 7YU, UK (hereinafter referred to as “Aptiv Solutions”).

  W I T N E S S E T H:

WHEREAS, under the terms of a certain Master Services Agreement (the “Agreement”), dated the                                                           day of                             , 201_ by and between the parties, Client agreed to retain Aptiv Solutions, and Aptiv Solutions agreed to be retained by Client, to perform the Services as more particularly described in the Agreement pursuant to the terms of Project Agreements to be issued from time to time;

WHEREAS, the Parties have entered into Project Agreement No. _ pursuant to the terms of the Agreement; and

WHEREAS, the Parties hereto have entered into certain additional agreements with respect to modification of the Project Agreement, and which they desire to memorialize in this Amendment #_;

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1.      Project Specifications. The Services to be provided by Aptiv Solutions pursuant to the Agreement are hereby amended by inclusion of the Services described in Amendment Appendix      , “Additional Project Specifications”, which is attached hereto and incorporated herein by reference.

2.      Project Schedule. The Project Schedule, attached to the Agreement as Appendix               , is hereby stricken and replaced by the Amended Project Schedule, attached hereto as Amendment Appendix    , “Amended Project Schedule”, which is incorporated herein by reference.

3.      Budget and Payment Schedule.       Therefore, the following changes to the Agreement are hereby made:

a.
The Budget for Services, attached to the Agreement as Appendix _, is hereby stricken and replaced by the “Amended Budget”, attached hereto as Amendment Appendix _, which is incorporated herein by reference.

b.
The Payment Schedule, attached to the Agreement as Appendix                             , is hereby stricken and replaced by the “Amended Payment Schedule”, attached hereto as Amendment Appendix                                                          , which is incorporated herein by reference.

4.      Designated Contact Persons. The Designated Contact Person assigned to this Study has changed. Therefore, the Designated Contact Person, is hereby stricken and replaced by <name, title, contact>.

5.      Ratification of Balance of Agreement. In all other respects, the terms of the Project Agreement are hereby ratified and affirmed by each of the parties hereto.

6.      Headings. The headings in this Amendment #1 are for convenience of reference only and will not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto, each by a duly authorized representative, have executed this Amendment #_ as of the date first written above.

APTIV SOLUTIONS (UK) Ltd	DanDrit Biotech A/S

Authorized Signature	Authorized Signature

Title	Title

Date	Date

List of Appendices:

Amendment Appendix A: Additional Project Specifications Amendment
Appendix B: Amended Project Schedule Amendment Appendix C: Amended
Budget
Amendment Appendix D: Amended Payment Schedule